UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2025

Outdoor Holding Company

(Exact name of registrant as specified in its charter)

Delaware	001-13101	30-0957912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

7681 E. Gray Rd.

Scottsdale, Arizona 85260

(Address of principal executive offices)

(480) 947-0001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	POWW	The Nasdaq Stock Market LLC (Nasdaq Capital Market)
8.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.001 par value	POWWP	The Nasdaq Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Executive Vice President and Secretary

On September 10, 2025, Tod Wagenhals, who serves as the Executive Vice President and Secretary of Outdoor Holding Company (the “Company”), delivered notice to the Board of Directors of the Company (the “Board”) of his resignation from his position as the Secretary of the Company, effective immediately, and as the Executive Vice President of the Company, to be effective December 31, 2025 (the “Separation Date”). In connection with Mr. Wagenhals’ resignation as the Secretary of the Company, the Board appointed Jordan Christensen, the Company’s Chief Legal Officer, to the position of Secretary of the Company, effective immediately, to serve in such position in addition to his duties as Chief Legal Officer of the Company.

Entry into Separation Agreement

On September 16, 2025 (the “Execution Date”), in connection with Mr. Wagenhals’s resignation, the Company and Mr. Wagenhals entered into an Executive Separation Agreement (the “Separation Agreement”). The Separation Agreement contemplates Mr. Wagenhals’s separation from his role as Executive Vice President on the Separation Date. Pursuant to the Separation Agreement, Mr. Wagenhals will be entitled to receive certain separation benefits (collectively, the “Separation Compensation”), consisting of: (i) an aggregate cash separation payment (the “Cash Severance Payment”) equal to $230,000 (an amount equal to 12 months of Mr. Wagenhals’s annual base salary), which Cash Severance Payment will be paid on the Company’s first payroll date that occurs within a 15-day period following the Separation Date; (ii) reimbursement for all reimbursable business expenses due to Mr. Wagenhals; and (iii) a lump sum payment equal to the cash value of Wagenhals’s accrued and unused vacation, personal and other paid time-off balance as of the Separation Date. Provided that Mr. Wagenhals is eligible for and timely elects continuation coverage under the Company’s health plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Company agreed to pay the applicable COBRA premiums for a period of one month for Mr. Wagenhals and his family at the coverage levels in effect as of the Separation Date.

As consideration for the Separation Compensation, Mr. Wagenhals agreed to, among other things, a general release of claims in favor of the Company and to comply with customary confidentiality and non-disparagement covenants following his resignation. Mr. Wagenhals’s right to receive the Separation Compensation is contingent upon his timely execution, return, and non-revocation of a reaffirmation of the release of claims (the “Reaffirmation”), which Reaffirmation includes a general release of claims in favor of the Company with respect to the period between the Execution Date and the Separation Date.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Executive Separation Agreement, dated September 16, 2025, by and between Outdoor Holding Company and Tod Wagenhals.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTDOOR HOLDING COMPANY

Dated: September 16, 2025	By:	/s/ [Paul J. Kasowski]
Paul J. Kasowski
Chief Financial Officer